Exhibit 99.1

Contact:	Donald H. Anderson, President/CEO
William S. Dickey, Executive Vice President/COO
Randall J. Larson, Executive Vice President/CFO
303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES NEW ASPHALT AGREEMENT

WITH MARATHON PETROLEUM COMPANY LLC

Thursday, February 23, 2006	Immediate Release

Denver, Colorado - TransMontaigne Partners L.P. (NYSE:TLP) today announced that it had entered into a new five-year Terminaling Services Agreement with Marathon Petroleum Company LLC (Marathon) regarding approximately 1.0 million barrels of asphalt storage capacity throughout its Florida facilities. TransMontaigne Partners will provide services to Marathon and its customers, including the receipt, storage, throughput, heating, additive and other injection services, blending and delivery of asphalt. The Marathon Agreement became effective February 20, 2006 at the Jacksonville and Port Manatee Florida facilities and will become effective on May 1, 2006 at the Cape Canaveral and Port Everglades facilities. Simultaneous with the effective date of the Marathon Agreement, the existing agreement with our current asphalt customer will expire.

TransMontaigne Partners L.P. is a refined petroleum products terminaling and pipeline company based in Denver, Colorado with operations currently in Florida, Southwest Missouri and Northwest Arkansas. We provide integrated terminaling, storage, pipeline and related services for companies engaged in the distribution and marketing of refined petroleum products and crude oil, including TransMontaigne Inc. The Company handles light refined products such as gasolines, distillates (including heating oil) and jet fuels; heavy refined products such as residual fuel oils and asphalt; and crude oil. Corporate news and additional information about TransMontaigne Partners L.P. is available on the Company’s web site: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward- looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

-END-

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com